Exhibit 3.19

AMENDMENT NO. 2

TO

AMENDED BYLAWS

OF

MOBIQUITY TECHNOLOGIES, INC.

(a New York corporation)

The Amended Bylaws of Mobiquity Technologies, Inc. (a New York corporation) (the “Corporation”), as amended, are hereby amended as follows:

Section 4.1 of the Bylaws is hereby amended to read in its entirety as follows:

4.1 FORM OF CERTIFICATES. Certificates representing shares shall be in the form determined by the board of directors; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, all certificates issued shall be consecutively numbered or otherwise appropriately identified.

The Bylaws as previously amended and as amended hereby constitute the Bylaws of the Corporation.

Adopted by the Board of Directors in accordance with Section 11.1 of the Bylaws, as of November 10, 2021.